Exhibit 99.2

Ready Mix, Inc.
4602 East Thomas Road,
Phoenix, AZ 85018

March 11, 2009

Meadow Valley Parent Corp.
c/o Insight Equity Management Company LLC
1400 Civic Place, Suite 250
Southlake, TX 76092

Re:     Confidentiality Agreement

Gentlemen:

In order to facilitate Meadow Valley Parent Corp., a Delaware corporation (“Meadow Valley”), and its affiliates and each of their respective principals, officers, directors, employees, subsidiaries, agents and advisors, including, without limitation, attorneys, accountants, consultants, lenders, bankers and financial advisors (to the extent such entities or persons receive Confidential Information (as defined below) pursuant to this agreement, the “Representatives”), undertaking an evaluation of potential transactions (each, a “Potential Transaction”) with or related to Ready Mix, Inc., a Nevada corporation (the “Company”), Meadow Valley and the Company hereby acknowledge and agree by signing below that:

1.           Confidentiality.

(a)           In connection with an evaluation of such a Potential Transaction, the Company shall promptly furnish to Meadow Valley and its Representatives such financial, operational and other confidential, non-public information as Meadow Valley and its Representatives may reasonably request.  All such (i) written information (including any writing in electronic format) so furnished by the Company from and after the date hereof that is expressly marked as “Confidential” and (ii) oral information so furnished by the Company from and after the date hereof that is verbally identified as “Confidential” and subsequently confirmed in writing as “Confidential Information” within five days of disclosing the same and (iii) any analyses, compilations, studies or other documents or records prepared by Meadow Valley and its Representatives to the extent that such analyses, compilations, studies, documents or records contain any information referenced in clause (i) or (ii) above, is hereinafter referred to as the “Confidential Information.”  The Company shall also provide Meadow Valley and its Representatives with reasonable access to its officers, directors, employees, customers, suppliers, independent accountants, legal counsel and other advisors and consultants in connection with evaluating a Potential Transaction.

Meadow Valley Parent Corp.
March 11, 2009

(b)           The parties hereto agree that notwithstanding the foregoing, Confidential Information, as defined above, does not include information that (i) at the time of disclosure by the Company to Meadow Valley or its Representatives is, or thereafter becomes, generally available to the public or within the industries in which the Company or Meadow Valley or its Representatives conduct business, other than as a result of a breach by Meadow Valley of its obligations under this agreement, (ii)prior to or at the time of disclosure by the Company to Meadow Valley or its Representatives hereunder, (A) was already in the possession of or available to Meadow Valley or its Representatives, or was developed by Meadow Valley or its Representatives from information then in its or their possession by the application of information or techniques in its or their possession or (B) was generally available to the public, or (iii) at the time of disclosure by the Company to Meadow Valley or its Representatives or thereafter, is obtained by Meadow Valley or its Representatives from a third party whom Meadow Valley or its Representatives reasonably believes to be in possession of the information not in violation of any contractual  obligation to the Company with respect to that information.

(c)           Meadow Valley, shall, and shall cause its Representatives to, maintain the confidentiality of the Confidential Information for a period of 18 months from and after the date of receiving the same and shall disclose the Confidential Information during such 18-month period only as authorized in writing by the Company or as required by law, rule or regulation, or by order of a governmental authority or court of competent jurisdiction.  Notwithstanding the foregoing, if Meadow Valley or any of its Representatives is required or requested to provide any such Confidential Information as described in the preceding sentence, Meadow Valley agrees that it will provide the Company with prompt notice of such request or requirement in order to enable the Company to seek an appropriate protective order or other remedy, or to consult with Meadow Valley with respect to Meadow Valley or its Representatives taking steps (at the Company’s sole expense) to resist or narrow the scope of such request or legal process.  In the event no such protective order or remedy is sought or obtained, or the Company waives compliance with the terms of this Section 1(c), Meadow Valley will furnish only that portion of such Confidential Information which it is advised by its counsel is legally required or appropriate.

(d)           Meadow Valley acknowledges that it is aware and shall advise its Representatives that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company in violation of applicable law, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such a person is likely to purchase or sell such securities in violation of applicable law.

(e)           Each of the parties hereto acknowledge and agree that either party may file a copy of this agreement with the Securities Exchange Commission.

2.           Beneficiaries.  This agreement shall inure to the sole and exclusive benefit of Meadow Valley and the Company and their respective successors and permitted assigns.  No third party shall be deemed a beneficiary of the terms hereof.  The obligations and liabilities under this agreement shall be binding upon Meadow Valley and the Company and their respective successors and permitted assigns.

Meadow Valley Parent Corp.
March 11, 2009

3.           Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules.

4.           Amendments.  This agreement may be modified or amended, or its provisions waived, only by a writing signed by the person or persons against whom enforcement of the modification, amendment or waiver is sought.

5.           Entire Agreement.  This agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.  Either party may terminate this agreement at any time upon 180 days prior written notice thereof; provided, however, termination hereof shall not relieve any party of their obligations hereunder that by their nature survive any such termination.

6.           No Warranty.  Meadow Valley understands and acknowledges that the Confidential Information is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, on the part of the Company.  Neither party is under any obligation of any kind to pursue a Potential Transaction and either party may determine not to pursue a Potential Transaction in its sole and absolute discretion at any time.

7.           Remedies.  It is understood and agreed that money damages may not be a sufficient remedy for any breach of this agreement and that the parties hereto may be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.  Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity.

8.           Severability.  If any portion of this agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of the agreement shall be severable.

9.           Headings.  The descriptive headings of the paragraphs and subparagraph, of this agreement are inserted for convenience only, do not constitute a part of this agreement and shall not affect in any way the meaning or interpretations of this agreement.

10.           Assignment; Binding Effect.  This agreement may not be assigned by Meadow Valley or the Company by operation of law or otherwise without the express written consent of the other party and any attempt in violation hereof shall be null and void.

Meadow Valley Parent Corp.
March 11, 2009

11.           Waiver of Trial by Jury.  EACH OF MEADOW VALLEY AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

12.           Counterparts.  This agreement may be signed by the parties in counterparts, which together shall constitute one and the same agreement among the parties.

13.           Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered or sent by hand or overnight courier service, by certified or registered mail or by facsimile, as follows:

(a)           if to the Company:

Ready Mix, Inc.
4602 East Thomas Road,
Phoenix, AZ 85018
Attn:  Clint Tryon
Facsimile No.:  (602) 437-1682

(b)           if to Meadow Valley Parent Corp.:

Meadow Valley Parent Corp.
c/o Insight Equity Management Company LLC
1400 Civic Place, Suite 250
Southlake, TX 76092
Attn: Chris Zugaro
Facsimile No.:  (817) 488-7739

All such notices or other communications (i) delivered or sent by hand or overnight courier, or mailed by certified or registered mail, shall be deemed to have been given when received, or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient.

[Signature Page Follows.]

Meadow Valley Parent Corp.
March 11, 2009

If the foregoing terms correctly set forth our agreement, please sign and return to us a duplicate copy of this agreement.

Very truly yours,

READY MIX, INC.

By:	/s/ Bradley E. Larson
Name: Bradley E. Larson
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED
on this 13th day of March, 2009:

MEADOW VALLEY PARENT CORP.

By:	/s/ Chris Zugaro
Name: Chris Zugaro
Title: Vice President